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                                 AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES

                                  SCHEDULE SETTING FORTH THE COMPUTATION OF RATIOS                                 Exhibit 12
                                     OF CONSOLIDATED EARNINGS TO FIXED CHARGES

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                                                                      YEAR ENDED DECEMBER 31,
                                         ----------------------------------------------------------------------------
                                             1993            1992            1991             1990           1989
                                         ------------    ------------    ------------     ------------   ------------
Earnings:

 Income (including dividends from
  less-than-50%-owned affiliates)
  before income taxes, equity in
  earnings of affiliates and
  others, cumulative effect on
  prior years of change in
  accounting principle, extra-
  ordinary income and minority
  interests.......................       $  4,746,000    $ 24,260,000    $  2,396,000     $  6,782,000   $  1,678,000

 Fixed charges....................         23,257,000      20,060,000      27,953,000       57,801,000     71,443,000
                                         ------------    ------------    ------------     ------------   ------------

   Earnings.......................       $ 28,003,000    $ 44,320,000    $ 30,349,000     $ 64,583,000   $ 73,121,000
                                         ============    ============    ============     ============   ============

Fixed Charges:
 Interest.........................       $ 22,364,000    $ 18,346,000    $ 26,006,000     $ 55,821,000   $ 69,791,000

 Amortization of debenture
  expenses........................            893,000       1,714,000       1,947,000        1,980,000      1,652,000
                                         ------------    ------------    ------------     ------------   ------------

 Fixed charges....................       $ 23,257,000    $ 20,060,000    $ 27,953,000     $ 57,801,000   $ 71,443,000
                                         ============    ============    ============     ============   ============

Ratio of earnings to fixed charges             1.20:1          2.21:1          1.09:1           1.12:1         1.02:1
                                         ============    ============    ============     ============   ============
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